EXHIBIT 99.1

UFP Technologies Announces Record Q3 2022 Results

NEWBURYPORT, Mass., Nov. 02, 2022 (GLOBE NEWSWIRE) -- UFP Technologies, Inc. (Nasdaq: UFPT), an innovative designer and custom manufacturer of components, subassemblies, products, and packaging primarily for the medical market, today reported net income of $19.5 million or $2.56 per diluted common share outstanding for its third quarter ended September 30, 2022, compared to net income of $3.8 million or $0.50 per diluted common share outstanding for the same quarter in 2021. Sales for the third quarter were $97.0 million compared to 2021 third quarter sales of $50.7 million. Net income for the nine-month period ended September 30, 2022 was $33.3 million or $4.37 per diluted common share outstanding compared to $12.7 million or $1.67 per diluted common share outstanding for the same period in 2021. Sales for the nine-month period ended September 30, 2022 were $262.6 million compared to sales of $150.0 million for the same period in 2021.

“I am very pleased with our Q3 results,” said R. Jeffrey Bailly, Chairman & CEO. “Sales for the quarter were $97 million, a 91% increase over the prior year. Gross margins grew 260 basis points from the prior year to 26.3%, and EPS grew 412% to $2.56. Our EPS growth was boosted by a $15.6 million gain on the sale of our Molded Fiber Technology operation, and partially offset by a $3.3 million earnout valuation increase based on projected strong results at DAS, which we acquired late last year. Absent these two events, EPS grew 173% to $1.36.”

“DAS and our other two recent major acquisitions, Advant and Contech, are all performing extremely well and have quickly become significant contributors to our success,” Bailly said. “We are continuing our process of integrating these acquisitions and sharing best practices. We are also injecting capital to fund growth opportunities and improve operating efficiencies, such as adding new clean rooms and building new, more efficient equipment, while simultaneously ramping up production in our new Mexico operation.”

“In addition, our base business performed very well, with organic sales growing 21.7% and operating income growing 36.6% during the third quarter,” Bailly said. “Overall, it’s a very exciting time at UFP. We are seeing a sharp increase in customer orders, and our proactive investments to increase capacity have come online at just the right time. This, combined with the resolution of several supply chain issues, has enabled us to meet the surging demand. We are also accelerating efforts to find, train, and onboard new talent, which remains a key challenge. And we continue to move forward with a range of internal and external initiatives to grow and improve our business. For all these reasons we are, more than ever, very bullish about the future.”

Financial Highlights for Q3 and YTD 2022

  Sales for the third quarter increased 91.2% to $97.0 million, from $50.7 million in the same period of 2021. Year-to-date sales through September increased 75.1% to $262.6 million, from $150.0 million in the same period of 2021.
  Third quarter sales to the medical market increased 152.0% to $81.6 million. Sales to all other markets decreased 16.2% to $15.4 million, largely due to the sale of Molded Fiber. Year-to-date sales to the medical market increased 119.2% to $208.5 million. Sales to all other markets decreased 1.4% to $54.1 million.
  Gross profit as a percentage of sales (“gross margin”) increased to 26.3% for the third quarter, from 23.7% in the same quarter of 2021. Gross margin for the nine-month period ended September 30, 2022 increased to 25.5% from 25.4% in the same period of 2021.
  Selling, general and administrative expenses (“SG&A”) for the third quarter increased to $11.8 million in 2022 compared to $6.8 million in the same quarter of 2021. For the nine-month period ended September 30, 2022, SG&A increased to $33.9 million from $21.3 million in the same period of 2021.
  For the third quarter, operating income increased to $26.0 million, from $5.1 million in the same quarter of 2021. For the nine-month period ended September 30, 2022, operating income increased to $44.5 million, from $16.6 million in the same period of 2021. Absent the gain on the sale of MFT and the charge from the earnout revaluation, operating income grew 169.6% for the three months ended September 30, 2022.
  Net income increased to $19.5 million in the third quarter of 2022, from $3.8 million in the same period of 2021. For the nine-month period ended September 30, 2022, net income increased to $33.3 million, from $12.7 million in the same period of 2021.

About UFP Technologies, Inc.
UFP Technologies is an innovative designer and custom manufacturer of components, subassemblies, products, and packaging primarily for the medical market. Utilizing highly specialized foams, films, and plastics, we convert raw materials through laminating, molding, radio frequency welding and fabricating techniques. We are diversified by also providing highly engineered solutions to customers in the aerospace & defense, automotive, consumer, electronics, and industrial markets.

Consolidated Condensed Statements of Income
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net sales	$96,970	$50,723	$262,555	$149,977
Cost of sales	71,447	38,707	195,575	111,938
Gross profit	25,523	12,016	66,980	38,039
SG&A	11,822	6,806	33,909	21,343
Change in fair value of contingent consideration	3,346	-	9,348	-
Gain on sale of Molded Fiber Technology	(15,623)	-	(15,623)	-
Loss (Gain) on sale of fixed assets	3	(21)	(6,206)	(42)
Acquisition costs	10	154	1,027	154
Operating income	25,965	5,077	44,525	16,584
Interest expense, net	830	16	1,891	11
Other (income) expense	(104)	4	(313)	(2)
Income before income taxes	25,239	5,057	42,947	16,575
Income taxes	5,699	1,268	9,620	3,908
Net income	$19,540	$3,789	$33,327	$12,667
Net Income per share	$2.58	$0.50	$4.41	$1.68
Net income per diluted share	$2.56	$0.50	$4.37	$1.67
Weighted average common shares outstanding	7,570	7,531	7,559	7,522
Weighted average diluted common shares outstanding	7,638	7,596	7,629	7,585

Consolidated Condensed Balance Sheets
(in thousands)
(Unaudited)

	September 30,	December 31,
	2022	2021
Assets:
Cash and cash equivalents	$9,937	$11,117
Receivables, net	65,073	39,384
Inventories	53,821	33,436
Other current assets	5,011	3,383
Net property, plant, and equipment	56,346	56,569
Goodwill	112,657	107,905
Intangible assets, net	69,041	67,585
Other assets	20,029	14,753
Total assets	$391,915	$334,132
Liabilities and equity:
Accounts payable	24,495	10,611
Other current liabilities	36,501	24,095
Other liabilities	104,760	104,980
Total liabilities	165,756	139,686
Total stockholders' equity	226,159	194,446
Total liabilities and stockholders' equity	$391,915	$334,132

Forward Looking Statements
Certain statements in this press release may be considered "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. In some cases, the reader can identify forward-looking statements by words such as "may," "should," "expect," "intend," "will," "estimate," "anticipate," "believe," "predict," or similar words. Forward-looking statements relate to expected financial or operating performance and/or future business prospects, events, and plans.  Such statements include, but are not limited to: expectations regarding the performance of, and our ability to integrate, our recently acquired businesses; statements regarding expected earnout payments; statements regarding our capital expenditure plans and the anticipated benefits to be realized from such capital expenditures; statements regarding production expectations, customer order activity and capacity; statements regarding human capital; expectations regarding our liquidity and business opportunities; statements about our growth potential and strategies for growth; and any statements implying that we may be able to sustain or increase sales, earnings and earnings per share or sales, earnings and earnings per share growth rates.  Investors are cautioned that such forward-looking statements involve risks and uncertainties that could adversely affect our business and prospects, and otherwise cause actual results to differ materially from those anticipated by such forward-looking statements, or otherwise.  These risks include, without limitation: risks relating to our ability to realize expected advantages of capital expenditures; risks relating to our ability to maintain increased levels of production, or to continue to increase production rates; risks relating to disruptions and delays in our supply chain; risks relating to onboarding, training and retaining new talent; risks relating to maintaining demand for our products; risks relating to the identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions and integration of any acquisition candidates; risks and uncertainties associated with increasing sales, earnings and earnings per share, as well as other risks and uncertainties that are detailed in the documents we file with the Securities and Exchange Commission (“SEC”).  Accordingly, actual results may differ materially.  Readers are referred to the documents we file with the SEC, specifically the last report on Form 10-K.  The forward-looking statements contained herein speak only of our expectations as of the date of this press release.  We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in our expectations or any change in events, conditions, or circumstances on which any such statement is based, except as otherwise required by law.

Contact: Ron Lataille
978-234-0926